Exhibit 3.1

AMENDMENT NO. 1 TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERIGAS PARTNERS, L.P.

This Amendment No. 1 to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the “Partnership”), dated as of March 13, 2012 (this “Amendment”), is entered into by AmeriGas Propane, Inc., a Pennsylvania corporation, as the General Partner, pursuant to authority granted to the General Partner in Section 15.1 of the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2009 (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Partnership Agreement.

WHEREAS, pursuant to Section 15.1(d) of the Partnership Agreement, each Limited Partner agreed that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the sole discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect or (ii) is required to effect the intent of the provisions of the Partnership Agreement; and

WHEREAS, the General Partner has determined that the change reflected in this Amendment does not adversely affect the Limited Partners in any material respect, and is required to effect the intent of the provisions of the Partnership Agreement.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.	A new Section 9.5 is added to read as follows:

9.5 TAX MATTERS OVERRIDE

Notwithstanding anything to the contrary in this Agreement, it is the intention of the Partners that the allocations to the Partners required by Section 9.1 of this Agreement be respected pursuant to Section 704 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”) and this Agreement is hereby modified as necessary to achieve such a result. More specifically, this Agreement is hereby modified to meet the “alternative test for economic effect” set forth in Regulation Section 1.704-1(b)(2)(ii)(d). For the avoidance of doubt, this test requires and shall be applied so that (i) the Partnership maintains capital accounts for the Partners in accordance with Regulation Section 1.704-1(b)(2), (ii) liquidating distributions to the Partners are made in accordance with their positive capital account balances in the manner required by Regulation Section 1.704-1(b)(2)(ii)(b)(2) (the “Tax Liquidation Requirement”), (iii) no Partner is obligated to restore an adjusted deficit capital account balance other than the General Partner and only then as required by the Delaware Act, and (iv) a qualified income offset is provided for as required by Regulation Section 1.704-1(b)(2)(ii)(d)(3). This Agreement is hereby further modified to comply with the nonrecourse liability related allocation rules of Regulation Section 1.704-2 (including the minimum gain and partner minimum gain chargeback requirements of such Regulations). In applying this Section 9.5, the General Partner shall make such allocations of “Section 704(b) book” items as are necessary to as closely produce the tax allocations described in Section 9.1 of this Agreement taking into account adjustments for the application of Section 704(c) of the Code and certain customary conventions used by master limited partnerships to achieve “economic uniformity” of Partnership Units. Immediately prior to an event triggering the Tax Liquidation Requirement, the General Partner shall make such allocations of income, gain, loss and deduction, as well as change the characterization of distribution rights to Section 707(c) guaranteed payments, as it deems necessary to achieve Partner capital account balances that will permit, to the fullest extent possible, distributions that are equal to the distributions that would have been made to the Partners pursuant to Section 5.7 of the Agreement had the Tax Liquidation Requirement not been part of this Agreement. In making such allocations, the General Partner shall seek to produce economic uniformity among Common Units in a manner that is customary and necessary for such Common Units to be freely tradable on a securities exchange.

A. Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERIGAS PROPANE, INC.

By:	/s/ John S. Iannarelli
Name: John S. Iannarelli
Title: Vice President-Finance and Chief Financial Officer

SIGNATURE PAGE

AMERIGAS PARTNERS L.P.

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP

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